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                                                                EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of the 2 day of August, 1996, by and among JERRY'S FAMOUS DELI, INC., A CALIFORNIA CORPORATION ("BUYER"), ONE HUNDRED SEVENTY-SECOND COLLINS CORP., A FLORIDA CORPORATION ("172 Corp."), and L. JULES ARKIN, AS TRUSTEE OF THE L. JULES ARKIN LIVING TRUST, ROSALIE ARKIN and STANLEY H. ARKIN, AS TRUSTEES OF THE NORMAN ARKIN LIVING TRUST, STANLEY H. ARKIN, LEWIS ZACHARY COHEN, BARBARA
R. RODRIGUEZ, ROBIN SHERWOOD F/K/A ROBYN SHERWOOD, SUSAN SPATZER and STEVEN STAMLER (collectively, the "LAND OWNERS", and individually, a "LAND OWNER"). 172 Corp. and the Land Owners are sometimes collectively referred to herein as the "SELLERS", and individually as a "SELLER".

                                   RECITALS:

         A. Land Owners own fee simple in and to that certain real property located in unincorporated Dade County, Florida, defined below as the Land.

         B. 172 Corp. is the owner of the leasehold interest in the Land, and is engaged in the business of owning and operating the delicatessen restaurant and bakery business (collectively, the "RESTAURANT") located upon the Land having an address of 17190 Collins Avenue, Miami Beach, Dade County, Florida, under the names of "Wolfie Cohen's Rascal House" and/or the "Rascal House" (the "TRADENAMES").

         C. Sellers desire to sell to Buyer their respective interests in and to the Land and the Restaurant, including all assets of the Restaurant and its operation, and Buyer desires to acquire such assets on the terms and conditions hereinafter set forth.

                                  AGREEMENTS:

         NOW, THEREFORE, for and in consideration of the premises, the sum of TEN ($10.00) DOLLARS and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

         DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

         "ANNUAL CLEANING/VACATION PERIOD" shall have the meaning ascribed to it in Section 8c hereof.

         "AUDIT" means an audit of the business of the Restaurant in accordance with certain standards prescribed by regulations promulgated by the U.S. Securities and Exchange Commission, it being understood and agreed that within three (3) business days after execution of this Agreement, Buyer shall retain Coopers & Lybrand (the "AUDITORS") to conduct the Audit. Immediately as of the Effective Date, 172 Corp. shall fully cooperate with the Auditors and make available all of the Books and Records and support documentation to permit the Auditors to completely and properly perform the Audit.

         "BOOKS AND RECORDS" means copies of all books, records and accounts, correspondence, marketing, advertising and promotional materials and information, Employee Data, Federal income tax returns of 172 Corp. and Florida Sales tax returns and monthly remittance statements for the most recent three
(3) years of operation of the Restaurant; utility bills (including, without limitation, electric, water, gas, sewer, solid waste disposal and telephone) for the most recent twelve (12) months and any
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confidential information relating to the Property or the Restaurant.

         "CLOSING" means the closing of the transactions contemplated herein which Closing shall occur on the Closing Date.

         "CLOSING DATE" means Monday, September 9, 1996, or such later date to which the Closing may be extended as provided herein, unless otherwise agreed to in writing by Buyer and 172 Corp.

         "DEPOSITS" means the monies deposited by Buyer into escrow pursuant to the terms of Section 2 of this Agreement, together with all interest accruing thereon.

         "DUE DILIGENCE PERIOD" means the period commencing upon the Effective Date and continuing through the date which is thirty (30) days thereafter, but no later than September 4, 1996.

         "EFFECTIVE DATE" means the date on which this Agreement has been executed by all parties hereto, and an original counterpart thereof has been delivered to Buyer and Sellers' Representative.

         "EMPLOYEE DATA" means a listing of all employees and their compensation, including without limitation, wages, bonuses, commissions and benefits, including without limitation, life, health and other insurance coverages, 401k plans and other retirement plans, payroll tax contribution payment status, copies of all payroll records from January 1, 1995 to the present, and copies of all personnel files.

         "ESCROW HOLDER" means KATZ, BARRON, SQUITERO, FAUST & BERMAN, P.A., 2699 South Bayshore Drive, 7th Floor, Miami, Florida 33133.

         "EXCLUDED ASSETS" means (i) the name "Wolfie Cohen" (i.e. only when not preceding the words "Rascal House"), (ii) any cash located at the Restaurant and/or otherwise owned by the Sellers, (iii) any accounts receivable of the Restaurant accrued from sales made prior to the Closing Date, (iv) any automobiles owned by or leased to any or all of the Sellers, (v) any refund from the Dade County Tax Collector, respecting the calendar year 1995 and that portion of the calendar year 1996 prior to the Closing Date, and (vi) any photographs, select obsolete and unusable equipment items and other similar items of memorabilia listed on Exhibit X attached hereto and made a part hereof [however, Buyer shall be entitled, at Buyer's expense, to make copies of (and use) any items listed on Exhibit X].

         "EXECUTORY CONTRACTS" means any and all contracts binding upon the Sellers or any of them relating in any way to the Property or any of it at any time after the Effective Date, including without limitation, leases, employee agreements, insurance policies and binders, maintenance contracts, service contracts, warranties, equipment leases and any other obligations, commitments or arrangements of the Sellers or any of them, together with any and all supplements, amendments and modifications thereto, relating in any way to the Land or the development, marketing, operation, maintenance, use or enjoyment of the Restaurant. 172 Corp. represents that a true, correct and complete list of the Executory Contracts is set forth on Exhibit A attached hereto and made part hereof. The Executory Contracts include that certain Lease dated ___
 (the "172 LEASE") by and between the Land Owners and 172 Corp, respecting the lease of the Land, it being understood that the 172 Lease shall be terminated by Sellers at Closing.

         "INTANGIBLE PROPERTY" means all of Sellers' right, title and interest in and to any and all intangible property now and through the Closing Date owned by Sellers or any party comprising Sellers and used or useful in connection with the ownership, development, use and/or operation of the Restaurant,





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including, without limitation, Licenses and Permits, goodwill, all advertising and promotional materials (including without limitation, all customers lists, suppliers lists, recipes (to the extent existing), menus and yellow page advertising), telephone numbers and listings, advance bookings and deposits and other advance payments received on account of advance bookings, and each and every logo, insignia, tradename, trademark, service mark and other intangible assets of Sellers or any of them existing on the Effective Date and/or on the Closing Date, including, without limitation, all of Sellers' right, title and interest in and to the names "Wolfie Cohen's Rascal House" and the "Rascal House" and the goodwill associated therewith.

         "LAND" means that certain real property more particularly described on Exhibit B attached hereto and made a part hereof, upon which the Restaurant is located, consisting of approximately 2.21 acres and all buildings, improvements, facilities and permanent fixtures thereon, including without limitation, that certain two-story building consisting of approximately 20,876 square feet, and together with (a) all parking facilities; (b) all easements, privileges, mineral rights and appurtenances (including, without limitation, severable use and transferrable development rights) appertaining to said land; and (c) all rights, if any, which Sellers have in any adjoining streets, roadways, and avenues, opened, vacated or proposed. Sellers represent that the address of the Land is 17190 Collins Avenue, North Miami Beach, Florida 33160, and that the Tax Folio Nos. for the Land are as follows: 30 2211 001 0010, 30 2211 001 0050, and 30 2211 004 0112.

         "LICENSES AND PERMITS" means all of Sellers' right, title, interests, privileges, benefits and remedies in, to and under all authorizations, approvals, permits, licenses, agreements, franchises, warranties, variances, plans and specifications and land use entitlement held by Sellers and/or relating to the construction, reconstruction, occupancy, operation and/or use of the Land and/or the Restaurant or any part thereof (including, without limitation, all building permits, certificates of occupancy, business licenses, restaurant licenses and the Liquor License).

         "LIQUOR LICENSE" means all alcoholic beverage licenses used in connection with the Property, including that certain 4COP SR License No. 3877432 issued by the State of Florida, Department of Business and Professional Regulation, Alcoholic Beverage & Tobacco, on March 23, 1996, effective through March 31, 1997, bearing Batch Number 95901957 and Beverage Number BEV-2302630.

         "PERSONAL PROPERTY" means all personal property of Sellers and any party comprising Sellers located on or in or used in connection with the Land and/or the Restaurant, which exists on the Effective Date and/or the Closing Date, including, but not limited to, the personal property listed on Exhibit C attached hereto and made a part hereof, and any and all (i) furniture, fixtures and equipment (collectively, "FF&E"), including without limitation, tables, chairs, restaurant equipment and appliances, ovens, stoves, refrigerators, bars and bar fixtures and equipment, lamps, mirrors, heating and lighting fixtures and equipment, cash registers, ATM machine, telephone systems, computer and related equipment and software; (ii) food and beverage inventory and other consumables (collectively, "FOOD AND BEVERAGES"), (iii) chinaware, glassware, silverware, kitchen utensils, linens, supplies, furnishings and other personalty (collectively, "MISCELLANEOUS PERSONALTY"), and (iv) the Property Data. The Personal Property shall be subject to ordinary wear and tear and consumption in the ordinary course of business between the Effective Date and the Closing Date. Notwithstanding anything contained in this paragraph, the Personal Property shall not include any of the Excluded Assets.

         "PROPERTY" means the Land, Restaurant and all assets related thereto and/or utilized in connection therewith, including without limitation, the Personal Property, the Intangible Property, and the Licenses





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and Permits, Property Data (as defined in Section 3a(i) hereof) and Executory
Contracts. Notwithstanding anything contained in this paragraph, the Personal Property shall not include any of the Excluded Assets.

         "PURCHASE PRICE" means Four Million Seven Hundred Fifty Thousand and 00/100 ($4,750,000.00) Dollars.

         "SELLERS' REPRESENTATIVE" means Leo Rose, Jr., Esq.

         "TECHNICAL REPORTS" means any and all environmental, asbestos, ADA, engineering, mechanical, electrical, structural, soil or other technical or investigative reports covering all or any portion of the Land or Improvements and copies of any and all notices any Seller has received from any governmental authority with respect to the Restaurant.

                                   AGREEMENT:

1.       PURCHASE AND SALE.

         a. Conveyance of Property. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Sellers shall convey, transfer, assign, sell and deliver to Buyer, and Buyer shall acquire, accept and purchase, their respective interests in and to the Property.

         b. Closing. The Closing shall take place at the offices of Sellers' counsel, THERREL BAISDEN & MEYER WEISS, Miami Beach, Florida, at 10:00 A.M., Eastern time on the Closing Date.

         c. No Assumption of Liabilities. Except for post-Closing obligations of 172 Corp. under those certain Executory Contracts identified on Exhibit A, Buyer shall not assume any of the liabilities of any Seller whatsoever, whether known or unknown, fixed or contingent, whether or not related to the Property acquired, or arising or relating to events prior to the Closing.

         d. Allocation of Purchase Price. The parties hereto agree that, for purposes of calculating any tax obligation arising out of the sale and purchase of the Property, the Purchase Price shall be allocated as follows: (i)
Land: $2,350,000 (the "LAND PRICE"); and (ii) all Property, other than the
Land: $2,400,000 (the "RESTAURANT PRICE").

2.       DEPOSIT AND PAYMENT OF PURCHASE PRICE AND OTHER CLOSING PAYMENTS.

         a.      Deposits.

                 i. Within three (3) business days after the Effective Date, Buyer shall deliver to Escrow Holder the sum of TWENTY FIVE THOUSAND AND NO/100 ($25,000.00) DOLLARS (the "INITIAL DEPOSIT"); and

                 ii. Prior to the expiration of the Due Diligence Period, Buyer shall deliver to Escrow Holder the sum of TWO HUNDRED TWELVE THOUSAND FIVE HUNDRED AND NO/100 ($212,500.00) DOLLARS (the "ADDITIONAL DEPOSIT"), unless Buyer terminates this Agreement in accordance with the provisions hereof.





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                 The Deposits shall be placed in an interest bearing account by
Escrow Holder and held and disbursed by Escrow Holder only in accordance with the terms of this Agreement, except as otherwise required by law. Interest shall accrue for the benefit of Buyer, unless the Deposits are forfeited to Sellers due to default by Buyer as provided for herein.

         b. Payment at Closing. Subject to satisfaction of the conditions to closing set forth in Section 11 of this Agreement, at Closing, the balance of the Purchase Price, increased or decreased by credits, prorations and adjustments, shall be paid by Buyer to Sellers by the Deposits plus wire transfer to Therrel Baisden & Meyer Weiss Trust Account unless otherwise directed by Sellers' Representative in writing (the "CLOSING PAYMENT").

3.       DUE DILIGENCE PERIOD; INSPECTIONS:

         a.      Due Diligence Period:

                 (i) Items to be Furnished to Buyer by Sellers: Immediately as of the Effective Date, 172 Corp. shall furnish or make available to Buyer, at 172 Corp.'s sole cost and expense, all of the items listed on Exhibit D attached hereto and made a part hereof (collectively, the "PROPERTY DATA").

                 (ii) 172 Corp. Representation: By furnishing or making available any Property Data, 172 Corp. shall be deemed to have represented that all Property Data is true, correct and complete in all material respects to the best of 172 Corp.'s knowledge and information; and that 172 Corp. does not know of any anticipated material increase in expenses of the Restaurant for the year 1996 (except increases (a) resulting from increased sales (b) in ad valorem real and personal property taxes, (c) in employee wages as a direct or indirect result of increases in the legally mandated minimum wage, (d) attributable to increases in the general cost of food, and (e) relating to repair of the FF&E and restaurant building, which repairs are not in violation of the provisions hereof); and that all Executory Contracts are in full force and effect and no material defaults exist thereunder. Subsequent to the initial delivery of the Property Data and continuing until the Closing, 172 Corp. shall also deliver to Buyer any additional or changed Property Data if, as and when the same shall come into 172 Corp.'s possession.

         b.      Buyer's Access and Inspections; Rights of Termination:

         Buyer, and Buyer's counsel, accountants, auditors, agents and other representatives (collectively, "BUYER'S REPRESENTATIVES") shall have full and continuing access at all reasonable times to the Restaurant and all parts thereof, as well as to all Property Data. Buyer and Buyer's Representatives shall also have the right to enter upon the Restaurant at any reasonable time for any purpose whatsoever, including surveying, engineering and building inspections (including without limitation, inspections of the electrical, mechanical and plumbing systems, the roof and structural components and any inspections relating to the Liquor License), test boring (collectively, the "BUILDING INSPECTIONS"), environmental tests and studies, including asbestos audits (collectively, the "ENVIRONMENTAL INSPECTIONS") and such other work as Buyer shall consider appropriate and shall have the further right to make such inquiries of governmental bodies, utility companies, 172 Corp.'s shareholders and management level personnel and (with 172 Corp.'s permission, until after the Due Diligence Period, at which time such permission shall not be required) other parties and to make such feasibility studies and analyses as it considers appropriate. Buyer shall not exercise its right of access or conduct its inspections in such a manner as shall unreasonably interfere with the operation of the Restaurant by 172 Corp. All such inspections shall be at the sole cost of Buyer. Buyer has delivered to Sellers' Representative a certificate evidencing public liability insurance coverage





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
in favor of Buyer with limits of liability of not less than $1,000,000.00. With respect to on-site investigations during the Due Diligence Period and resulting interaction with 172 Corp.'s employees during such time, Buyer will use its reasonable discretion and reasonable efforts not to (i) seek information beyond what is reasonably required for its due diligence, and (ii) unreasonably interfere with 172 Corp.'s employees or the ongoing operation of business by 172 Corp.

                 If Buyer, in its sole and absolute discretion, is not satisfied with the results of any such Building Inspections, Environmental Inspections and/or other inspections, audits, analyses and investigations, then Buyer may elect and shall have the right to terminate and cancel this Agreement, by giving 172 Corp. written notice thereof within the Due Diligence Period, whereupon all Deposits shall be returned to Buyer, all Property Data delivered by 172 Corp. to Buyer shall be returned to 172 Corp., and the parties shall thereupon be relieved of any and all responsibility under this Agreement as if the same had not been entered into in the first instance. In addition, in the event of such termination, Buyer shall deliver to 172 Corp. copies of any Building Inspection and Environmental Inspection reports, title insurance commitment, survey or other reports, analyses or other documents pertaining to the physical condition of the Land (collectively, "RETURNABLE ITEMS"); provided however, that (i) the Returnable Items are not subject to any attorney-client or accountant-client privilege, which Buyer hereby expressly reserves, and (ii) with respect to the Audit, Buyer shall be required to deliver a copy thereof to 172 Corp. only if, as and to the extent it may be permitted to do so by applicable law and by consent of the Auditors. Buyer's delivery of any the Returnable Items to 172 Corp. shall not be deemed to convey any title or interest therein (other than the right to possess same) or to entitle 172 Corp. or any other party to rely upon the content thereof, as to which Buyer shall be fully and absolutely exculpated. If Buyer shall not timely exercise its right to terminate prior to the expiration of the Due Diligence Period in accordance with the terms, provisions and conditions of this Agreement, then the right of termination shall be deemed of no further force or effect and shall be deemed to have been waived by Buyer. The rights of inspection, review and audit, or the exercise or non-exercise of such right, shall not constitute a waiver of any of Buyer's other rights under this Agreement.

                 Buyer shall repair and restore any damage to the Restaurant caused by it in connection with its due diligence investigation hereinabove described and Buyer shall pay or cause to be removed any liens filed against the Land as a result of any actions taken above by Buyer and Buyer shall indemnify and hold harmless Sellers for all damages or losses incurred to the Restaurant or anyone on the Land as a proximate result of the actions taken above by Buyer, including without limitation, any liens, claims, costs or expenses whatsoever incurred by Buyer in connection with the ordering, making and receiving of such inspections and reports. Notwithstanding the foregoing, in no event shall Sellers be indemnified for any damages or losses incurred as a result of a Seller's own act or failure to act or for the consequences of any inquiries made to governmental authorities with respect to the Land, Restaurant or any operations thereon.

4.       TITLE/SURVEY:

         a. Title: Buyer, at Land Owners' expense (not to exceed $500), shall obtain a pro forma title insurance commitment ("PRO FORMA COMMITMENT") with respect to the Land issued by First American Title Insurance Company or other title insurance company reasonably acceptable to Buyer (the "TITLE COMPANY"). Thereupon, Buyer may cause to be issued, at Buyer's expense, a commitment for title insurance issued by or through the Title Company (the "TITLE COMMITMENT") on or before the expiration of the Due Diligence Period. The Pro Forma Commitment and the Title Commitment shall reflect good, marketable and insurable fee simple title of the Land in Land Owners, free and clear of all liens,





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encumbrances and exceptions whatsoever, except for the "Permitted Exceptions"
(as hereafter defined). It shall not be objectionable if the Pro Forma Commitment or the Title Commitment shall show the existence of other liens, encumbrances or title conditions provided (i) the same are discharged, cancelled of record and terminated at or prior to Closing, and (ii) the Title Company shall delete same as of the Closing from the Title Commitment by endorsement or other manner acceptable to Buyer. The Title Company's agreement to insure over any matter shall not be conclusive as to whether such matter renders the fee simple title to the Land to be in compliance with the requirements of this Agreement. If Buyer shall have any objection with respect to the status of title, Buyer shall notify the Sellers' Representative of such objection(s) on or before the expiration of the Due Diligence Period. In the event the Pro Forma Commitment shall reflect any condition which shall render title other than good, marketable and insurable, as herein provided, and such condition may be curable prior to September 23, 1996, Sellers shall be required to exercise diligent efforts to cure same promptly (excluding the institution of all necessary suits and proceedings), and Closing may be deferred through September 23, 1996; and if Sellers are unable after the exercise of diligent efforts, as aforesaid, to cure such title conditions or objections prior to September 23, 1996 so as to render title good, marketable and insurable, then the parties hereto shall be relieved of any further liability arising out of or with respect to this Agreement, in which event Buyer shall be entitled to the immediate refund of the Deposits, or Buyer may, at Buyer's option, require Land Owners to deliver title in its then existing condition (without reduction in Purchase Price). Notwithstanding the foregoing, any mortgages, judgments, liens or other defects of a definite and ascertainable amount, which can be cured by the payment of money, will be paid, released, and discharged at Closing, from the Closing Payment. The Pro Forma Commitment and/or the Title Commitment shall be "down dated", at Buyer's expense, to an effective date no later than three (3) days prior to Closing and as "down dated" shall confirm the approved status of title.

         Buyer's initial and "down dated" review of title may also include, at Buyer's expense, a UCC Search, reflecting the absence of any financing statements or other filings against any of the Property pursuant to the Uniform Commercial Code. The existence of any such financing statements or other filings shall be treated as a title defect in accordance with the provisions hereof.

         Notwithstanding the foregoing provisions of this Section 4a, in the event of a title objection arising subsequent to the effective date of the Pro Forma Commitment, respecting a condition which cannot be cured prior to September 23, 1996, (i) Buyer shall not be required to close unless and until such title condition is cured in accordance with the provisions hereof, (ii) Sellers shall be required to exercise diligent efforts to cure same promptly (including the institution of all necessary suits and proceedings), (iii) 172 Corp. shall have the right, with no less than ten (10) business days' notice to Buyer, to extend the Closing Date to any business day up to January 31, 1997; provided that such condition is not attributable to a default or misrepresentation by any Seller, and (iv) if such condition has not been cured by January 31, 1997 (or sooner if such condition cannot be cured prior to January 31, 1997), Buyer's options shall include (a) terminating this Agreement, in which event Buyer shall be entitled to the immediate refund of the Deposits, or (b) requiring Land Owners to deliver title in its then existing condition.

         b. Permitted Exceptions: This sale is being made and the Buyer shall take title to the Land subject to the following (the "PERMITTED EXCEPTIONS"):

                 (i) Easements, covenants and restrictions of record and described as exceptions in the Pro Forma Commitment and Title Commitment, if any, provided the same are not matters to which Buyer has objected, as provided above.





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                 (ii)     Taxes for the year of Closing and subsequent years
(subject, however, to adjustment as provided herein).

         c. Survey: Buyer, at Buyer's expense, may obtain, by the expiration of the Due Diligence Period, an "as built" and boundary Survey ("Survey") of the Land prepared by a registered, professional surveyor licensed to practice in the State of Florida, duly certified to the Buyer, Buyer's attorneys, and to the Title Company and their respective successors and assigns. The survey shall meet the minimum technical requirements for land surveying in Florida set forth by the Florida Board of Land Surveyors pursuant to Florida Statute 472.027. In the event the Survey shows any condition which renders title other than good, marketable and insurable, including, but not limited to any encroachments, overlaps, gores, strips, gaps or hiatuses, then such conditions will constitute title defects subject to the provisions of the preceding paragraph entitled "Title".

5.       DELIVERIES AT CLOSING.

         a. Deliveries by Sellers. At the Closing, Land Owners and/or 172 Corp. shall deliver to Buyer the following original documents, and where appropriate, duly executed by the applicable Seller to the extent of any interest or relation therewith (including proper witnesses, acknowledgments, seals and other requisite formalities):

                          (A) From the Land Owners only:

                 i. General Warranty Deed conveying fee simple title to the Land, subject only to the Permitted Exceptions, together with Florida Department of Revenue Form DR-219;

                 ii.      Non-Homestead Affidavit;

                 iii. Quitclaim Assignment of Intangible Property and Licenses and Permits;

                 iv.      Closing Statement; and

                 v. A non-foreign status certification signed by each of the parties comprising the Land Owners under penalties of perjury, containing the following:

                          (x)     Land Owners' U.S. Taxpayer Identification
                                  Numbers;
                          (y)     The home address of each Land Owner; and
                          (z) A statement that each Land Owner is not a foreign person within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended ("IRC").

In the event that the Land Owners fail to deliver such certification described in this subpart v. at Closing or any of the Land Owners deliver such certification described in this subpart v. but Buyer has actual knowledge that such certification is false or Buyer receives notice that the certification is false from any agent of Buyer or Land Owners, Buyer shall be entitled to withhold from the Purchase Price a sum equal to ten percent (10%) of the total amount which otherwise would have been realized by the Land Owners from such sale, which sum will be paid by Buyer to the United States Treasury pursuant to the requirements of Section 1445 of the IRC and the regulations promulgated thereunder;





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                          (B) From 172 Corp. only:

                 i. Bill of Sale, respecting all of the Personal Property, and any and all right, title and interest of 172 Corp. in and to the buildings and improvements upon the Land. At Closing, 172 Corp. shall deliver all Personal Property to Buyer, free and clear of all liens, claims, taxes and encumbrances of whatsoever kind or nature;

                 ii.      Assignment of Intangible Property;

                 iii.     Closing Statement;

                 iv. An Assignment and Assumption of the Executory Contracts identified on Exhibit A. 172 Corp. shall also deliver the originals or copies certified by 172 Corp. to be true, correct and complete copies of such Executory Contracts to Buyer at Closing;

                 v. Affidavit of Payment of Sales Taxes (to the extent sales taxes are payable prior to Closing);

                 vi. An assignment of any and all warranties and guaranties, pertaining to the Land and/or the Restaurant. Such assignment shall provide that 172 Corp. will reasonably cooperate with Buyer to secure performance by any warrantor for work which should be performed by any warrantor pursuant to any of the warranties. 172 Corp. shall also deliver all original warranties, or copies of Warranties in the possession of 172 Corp. or its agents certified by 172 Corp., to the best of its knowledge, to be true, correct and complete, to Buyer at Closing;

                 vii. An assignment of all Licenses and Permits, together with originals or copies of all Licenses and Permits;

                 viii. All keys and/or combinations to all locks, including but not limited to, all keys and/or combinations to any safes at the Restaurant, keys and/or combinations to all door locks or equipment being conveyed as Personal Property (and an accounting for keys and/or combinations in possession of others, to the best of 172 Corp.'s ability), all marked to the extent reasonably possible;

                 ix. Such documents as shall be necessary to enable Buyer to receive a transfer of the Liquor License;

                 x.       The 172 Employee Termination Notice (as defined in
Section 9 hereof); and

                 xi.      Assignment of the Fictitious Name (defined below).

                 xii. Such resolutions, authorizations, certificates of good standing and/or other corporate or partnership documents relating to 172 Corp. and its shareholders, officers and/or directors as are reasonably required by Buyer in connection with the transactions contemplated under this Agreement;

                          (C) From all Sellers:

                 i. Such corrective instruments as may be required to deliver good, marketable and insurable title, subject to the provisions of Paragraph 4a hereof;





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
                 ii.      Termination of the 172 Lease;

                 iii. Sellers' title affidavit of no liens, "gap", and exclusive possession and such other matters as required by the Title Company to enable the Title Company, at Closing, to delete the requirements set forth in Schedule B-1 of the Title Commitment and the "standard exceptions" set forth in Schedule B-2 of the Title Commitment (other than the "survey" exception);

                 iv. Such further instruments of sale, transfer, conveyance, assignment or delivery covering the Property or any part thereof as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Property to be transferred to Buyer under this Agreement.

         b. Deliveries by Buyer. At the Closing, Buyer shall duly execute the following original documents (including proper witnesses, acknowledgments, seals and other requisite formalities), and deliver the same to Sellers' Representative for disbursement to the Sellers as appropriate:

                 i.       The Assignment and Assumption of Executory Contracts;

                 ii.      The Closing Statement; and

                 iii.     The Buyer's Employee Hiring Notice (as defined in
Section 9 hereof); and

                 iv. Such resolutions, authorizations, certificates of good standing and/or other corporate documents relating to Buyer as are reasonably required by Sellers in connection with the transactions contemplated under this Agreement.

         c. By Buyer and Sellers. Buyer and Sellers will each execute and deliver such other instruments consistent with this Agreement as are reasonably required to effectuate the transactions contemplated under this Agreement.

6.       REPRESENTATIONS AND WARRANTIES OF SELLERS.

         a. Representations made by all Sellers. Sellers, severally and not jointly, represent and warrant to Buyer that:

                 (i) Authorization of Agreement. Each Seller has full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by a Seller in connection herewith have been (or upon execution will have been) duly executed and delivered by such Seller, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of such Seller.

                 (ii) No Notice of Violation. No notice (other than the Fire Notice, defined below) from any governmental body has been served upon any such Seller, claiming any violation of any law or ordinance respecting the Land and/or the Restaurant, or requiring any work, repairs, alterations or installation on or in connection with the structures, improvements or permanent fixtures located at or upon the Land. No such Seller has ever received any notice of objection from any party with respect to the use of the names "Rascal House" and/or "Wolfie Cohen's Rascal House" within Dade, Broward or Palm

Beach County, Florida or any other area which may be deemed the Restaurant's trade area.

                 (iii) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) constitute or result in a breach of, or a default (or give rise to any rights to acquire any Property of Sellers) under, any term or provision of any agreement, license, franchise, or permit to which any such Seller is a party or by which any of the Property of such Seller are bound, (ii) constitute or result in a violation by any such Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or (iii) result in an imposition of any encumbrance, restriction or charge on any of the Property.

                 (iv) Insolvency. There are no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings pending or threatened against any such Seller, nor are any such proceedings contemplated by a Seller, nor will any such Seller voluntarily file any petition seeking protection under applicable bankruptcy laws.

                 (v) Adjoining Property. There are no written or other binding agreements between any such Seller and the owner or occupants of any lands adjoining or proximately located to the Land affecting the use or enjoyment of the Land.

                 (vi) No Condemnation. There is no pending or, to the best of such Seller's information or belief, threatened condemnation or similar proceeding affecting the Land.

                 (vii) Possession. There are no parties in possession of any portion of the Land, other than 172 Corp. pursuant to the 172 Lease.

                 (viii) Other Information. All information provided and to be provided by such Seller to Buyer in this Agreement or pursuant to the terms thereof or in any other writing pursuant hereto does not and will not contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Buyer pursuant hereto were or will be true, complete and accurate records of such documents.

                 (ix) Absence of Certain Changes. To the best of each Seller's information and belief, there is no event or condition of any character which would adversely affect the ability or right of Buyer to own and operate the Restaurant on the Land.

                 (x) No Undisclosed Liabilities. Other than obligations arising after Closing under the Executory Contracts set forth on Exhibit A, such Seller has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due which would affect Buyer or the Property or become the obligation of Buyer after the Closing.

         b. Representations made by 172 Corp. 172 Corp., and its officers and directors who are parties hereto, jointly and severally, represent and warrant to Buyer that:

                 (i) Organized and Good Standing. 172 Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full power to consummate the transactions contemplated herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a violation of any provision of the Articles of Incorporation or Bylaws of 172 Corp.

                 (ii) Ownership of the Personal Property and Intangible Property. 172 Corp. is the sole owner of all of the Personal Property and Intangible Property, free and clear of any and all liens, claims, taxes and encumbrances of whatsoever kind or nature. 172 Corp. registered the fictitious name, "Rascal House Restaurant" ("FICTITIOUS NAME") with the Florida Department of State under Registration Number G91260900045, which registration expires on September 17, 1996, unless theretofore renewed. If Closing shall not have occurred by September 9, 1996, 172 Corp. shall renew the Fictitious Name filing. 172 Corp. has not otherwise registered the names "Rascal House" or "Wolfie Cohen's Rascal House". To the best of 172 Corp.'s information and belief (but without conducting any search), (A) 172 Corp. owns all trademarks, trade names, service marks, service names and copyrights which, individually or in the aggregate, used in connection with the operation of the Restaurant (collectively, the "TRADENAMES"), (B) no Tradenames are in dispute or are in conflict with any right of any other person or entity, and (C) 172 Corp. has the exclusive right to use the names "Rascal House" and "Wolfie Cohen's Rascal House" within Dade or Broward County, Florida or any other area which may be deemed the Restaurant's trade area.

                 (iii) Operating Condition. The FF&E generally is in working condition, so as to enable the operation of the business of the Restaurant, although 172 Corp. has advised Buyer that certain items of the FF&E may not be in good operating condition. At all times prior to Closing, 172 Corp. and its management level employees shall truthfully answer any and all questions Buyer and Buyer's Representatives may ask with respect to the condition of the Personalty, including the FF&E. At Closing, Buyer shall take the Personalty, including the FF&E, in AS IS condition.

                 (iv) Labor and Employment Matters. 172 Corp. is the sole operator and employer with respect to the Restaurant. There is no collective bargaining agreement or other labor agreement to which 172 Corp. is a party or by which it is bound.

                 (v) Litigation. There are no claims, disputes, actions, proceedings or investigations of any nature pending or, to the best knowledge of 172 Corp., threatened against or involving 172 Corp., or the Restaurant or any of the officers, directors, partners or employees of 172 Corp. in connection with or arising out of the business conducted by 172 Corp. or the transactions contemplated by this Agreement.

                 (vi) Taxes. 172 Corp. has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate governmental authorities or is holding for payment not yet due to such authorities, all amounts required to be withheld from such employees of 172 Corp. for all periods through the Closing Date and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. 172 Corp. has filed with the appropriate governmental agencies all required income, sales and use, employment and payroll, meal, franchise and other tax returns and tax reports with respect to the Property and the operation of the Restaurant. 172 Corp. has not executed any waiver(s) which would have the effect of extending any applicable statute of limitations in respect of its tax liabilities. 172 Corp. has paid all sales taxes, assessments, fees, and other government charges levied upon its assets and income or otherwise relating or attributable to the Property for all periods prior to the Closing Date. 172 Corp. does not have knowledge of any unassessed tax deficiency that has been proposed or threatened against any of them by any taxing authority. No audits of any tax return are in progress, and there are not in force any agreements by 172 Corp. for the extension of time for the assessment or payment of any tax. With respect to sales taxes, 172 Corp. shall cooperate with Buyer in obtaining a Transferee Liability Certificate from the Florida Department of Revenue and otherwise furnish Buyer with information reasonably adequate to confirm compliance with applicable sales tax laws and shall indemnify Buyer against any liability for sales tax attributable to the Restaurant's receipts and receivables.

                 (vii) Regulatory Approvals. To their best knowledge, the Licenses and Permits constitute all approvals, authorizations, consents, licenses, orders and permits of all governmental agencies, whether federal, state or local, related to the operation of the Restaurant, the absence of which would materially and adversely affect the Property or Buyer's use or operation thereof in the manner in which such assets are being used or operated as of the date of this Agreement, and to their best knowledge, no circumstances exist which could prevent or interfere with the transfer (to the extent legally transferable) of the Licenses and Permits to Buyer in connection with the transactions contemplated hereunder. To their best knowledge, there are no current uncured violation of law (other than Items 5 and 8 as referenced in the Fire Notice), with respect to the operation of the Restaurant, and/or any approvals, authorizations, consents, licenses, orders and permits necessary to operate the Restaurant in compliance with applicable state, federal or other laws or regulations.

                 (viii) Insurance. 172 Corp. maintains insurance policies, including, without limitation, general liability, property and personal liability insurance, which insure the Sellers, their respective employees and such other persons to whom such entities may become liable against such losses and risks generally insured against by comparable businesses (collectively, the "INSURANCE POLICIES"). 172 Corp. shall obtain and maintain in full force and effect through the date of closing fire, casualty and extended coverage and other insurance polices for the Restaurant at the existing coverages, limits of liability and deductibles and shall deliver to Buyer a copy of its existing policies of insurance evidencing such coverages. Buyer shall be entitled (but not obligated) to bind additional coverage for the Restaurant or any part thereof prior to Closing at Buyer's sole expense and 172 Corp. agrees to cooperate with Buyer with respect thereto.

                 (ix) Land and Improvements. To the best of 172 Corp.'s information and belief, all structures, improvements and permanent fixtures on the Land conform to any and all applicable state and local laws. Notwithstanding the foregoing, 172 Corp. has delivered to Buyer a copy of that certain Metro-Dade Fire Rescue Department notice and/or fire inspection report dated February 23, 1995 (the "FIRE NOTICE"), and advised Buyer that all matters referenced therein, except for Items 5 and 8, have been cured. In the event of any violation of law (other than said Items 5 and 8) identified during the Due Diligence Period, 172 Corp.'s liability for the cost of cure shall be limited to $10,000 (in the aggregate), it being recognized that if such cost to cure exceeds $10,000 (in the aggregate), then Buyer shall have the right to terminate this Agreement. In the event any violation of law is identified subsequent to the Due Diligence Period, Buyer shall also have the right to terminate this Agreement. In the event of any such termination, Buyer shall be entitled to receive the Deposits, and thereafter, the parties shall be relieved of any and all obligation hereunder. [Sellers acknowledge that (a) Buyer shall be entitled to a credit at Closing up to $10,000 with respect to any such costs, and (b) if any such cost to cure exceeds $10,000 as aforesaid, Buyer shall have the right to terminate this Agreement, and receive the return of the Deposits].

                 (x) Compliance with Laws. 172 Corp. holds valid and effective certificates of occupancy and all requisite zoning, building, safety, fire and health approvals and all other permits and licenses required by applicable law relating to the operation of the Restaurant. To the best knowledge of 172 Corp., and excluding any item set forth on a written schedule to be prepared by Lewis Cohen and delivered to Buyer no later than three (3) business days after the Effective Date, it has not violated, and on the Closing Date will not be in violation of, in any material respect, any federal, state, local or foreign law, regulation or order, relating to the operation of the Restaurant or the ownership or operation of the Property and 172 Corp. has not received any notice of any such violation (except the Fire Notice). In the event that Buyer discovers any violation of law that can be cured prior to the Closing, 172 Corp. shall cooperate with Buyer to effect such cure prior thereto.

         c. Representations made only by the Land Owners. Land Owners, severally and not jointly, represent and warrant to Buyer that:

                 (i) Ownership of the Land. Land Owners are the sole owner in fee simple of all of the Land, free and clear of any and all liens, claims, taxes and encumbrances of whatsoever kind or nature, except for the Permitted Exceptions. [Notwithstanding the foregoing, this representation shall be deemed to have been made jointly and severally by all Sellers].

                 (ii) Litigation. There are no claims, disputes, actions, proceedings or investigations of any nature pending or, to the best knowledge of the Land Owners, threatened against or involving any Land Owner, or the Land.

                 (iii) No Executory Contracts. The Land Owners represent that none of them are party to any executory contracts (other than the 172 Lease) affecting the Land or any portion of the Property, and that prior to Closing they shall not enter into any executory contracts affecting the Land or any portion of the Property, without the prior written consent of Buyer.

                 Each Seller's representations and warranties set forth in this
Section 6 shall be true and correct as of the Effective Date and the Closing Date and shall survive the Closing for a period of two (2) years thereafter.
In the event any of the representations made shall be untrue or misleading in any material respect and Buyer elects to terminate this Agreement as a result thereof, then in addition to any and all other remedies Buyer may have, Buyer shall be entitled to recover from the Land Owners or 172 Corp., respectively (i.e. attributable to such respective group), any and all out of pocket costs and independent third party expenses incurred by Buyer in any way relating to the Property.

7. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers that:

         a. Organization and Authority. Buyer is duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements herein contemplated to be executed in connection herewith have been (or upon execution will have been) duly executed and delivered by Buyer, have been effectively authorized by all necessary action, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer.

         b. Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of. or constitute a default under, or conflict with, any material agreement, indenture or other instrument to which Buyer is a party or by which it is bound, any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Buyer, except where such default or conflict would not have a material adverse effect on Sellers or Buyer's ability to effect the transactions contemplated hereby.

                 Each of Buyer's representations and warranties set forth in this Section 7 shall be true and correct as of the Effective Date and the Closing Date and shall survive the Closing for a period of two (2) years thereafter; provided however, that if the subject matter of any such indemnity or other agreement relates to the truth, accuracy or completeness of any representation contained in this Agreement, the same shall survive the Closing without limitation.

8.       SELLERS' COVENANTS.

         a. Operation of Restaurant. 172 Corp. shall operate the Restaurant substantially in accordance with prior practice and in the ordinary course of business, and, shall exercise continuous and diligent efforts to maximize and promote the Restaurant business through the Closing Date, in accordance with 172 Corp.'s customary practices. Buyer recognizes and agrees that 172 Corp. customarily allows the depletion of the perishable portions of its Food and Beverages inventory prior to the Annual Vacation/Cleaning Period (defined below), and Buyer cannot object (or seek a price reduction with respect) to any such depletion in the ordinary course of business. Without limiting the generality of the first sentence in this Section, Sellers shall not (except with the prior written consent of Buyer, which shall not be unreasonably withheld): (i) enter into any transaction which would affect Buyer or the Property after the Closing Date; (ii) sell or transfer any of the Property, except in the ordinary course of business, (iii) mortgage, pledge, or encumber any of the Property; (iv) amend, modify, or terminate any Executory Contract, except in the ordinary course of business; (v) grant any salary increases or benefits to any employee without the prior written consent of Buyer (except that 172 Corp. may pay bonuses that do not increase an employee's base salary and may give salary increases that expressly terminate on or before the Closing Date), or (vi) modify or allow the lapse of any Insurance Policies through and including the Closing Date.

         b. Maintenance of Assets. 172 Corp. shall maintain the Property in substantially its current state of repair, excepting normal wear and tear, until Closing. Until Closing, 172 Corp. shall make repairs and replacements to the Restaurant and the Personal Property in the same manner as the same have customarily been made by 172 Corp. 172 Corp. has advised Buyer that it has committed to purchase certain restaurant or kitchen equipment, and Sellers acknowledge that such purchase shall not increase the Purchase Price. However, Buyer acknowledges that in the event 172 Corp. wishes to cancel such purchase order, 172 Corp. may do so prior to Closing (without reducing the Purchase Price) provided that any cancellation fee or other costs relating to such cancellation shall be paid by 172 Corp. simultaneously with such cancellation.

         c. Annual Vacation/Cleaning Period. 172 Corp. shall prepare and submit to Buyer for its approval a protocol for the annual cleaning program to be conducted during the period of September 9, 1996 through September 22, 1996 (the "ANNUAL VACATION/CLEANING PERIOD"), which protocol shall consist of a detailed description of and schedule for the proposed work and proposed service agreements with unaffiliated third party vendors for performance of such work, all of which shall be assignable to Buyer. Upon Buyer's approval thereof (which shall be deemed given unless Buyer shall deliver written objections to 172 Corp. within five (5) business days after receipt thereof), 172 Corp. shall enter into the proposed agreements, perform any and all obligations thereunder and take all other actions contemplated by the protocol through the closing date. Buyer shall assume the obligations of 172 Corp. under all such service agreements approved or deemed approved by Buyer and shall reimburse to 172 Corp. at Closing all payments made by 172 Corp. through the day prior to the Closing Date under such service agreements or for the purchase of materials and supplies required by the protocol approved by Buyer.

         d. Cooperation With Buyer's Representatives. 172 Corp. shall cooperate with Buyer and Buyer's Representatives in providing information and materials pertaining to the operation of the Restaurant, including access to the Property. In addition, 172 Corp. shall permit a representative or employee of Buyer to (i) remain on-site at the Restaurant in order to observe the operations and business of the Restaurant, and (ii) to have access to the Restaurant at reasonable times after normal business hours in order to conduct inspections and to facilitate the preparation of plans, applications or specifications by Buyer or Buyer's representatives. Until Closing, Buyer shall be required to use its discretion and good faith and otherwise to observe the reasonable requirements of 172 Corp.'s management personnel with respect to Buyer's presence in the Restaurant.

         e. Access to Books and Records. Both prior and subsequent to the Closing Date, 172 Corp., upon the reasonable request of Buyer, shall grant Buyer access to all Books and Records in 172 Corp.'s possession. 172 Corp. agrees that for a period of one year following the Closing Date, 172 Corp. will provide Buyer copies of all Books and Records reasonably requested by Buyer at cost based on copy center prices, plus reimbursement for reasonable out of pocket costs to 172 Corp. (e.g. delivery costs).

         f. Environmental Matters. In the event the Environmental Inspections performed by Buyer disclose the existence of any asbestos which are capable of being removed and disposed prior to September 9, 1996, then 172 Corp. shall use its best efforts to do so prior to September 23, 1996. Buyer agrees to immediately disclose to 172 Corp. the contents of any written report obtained by Buyer evidencing the existence of any asbestos in the Restaurant. The scope and cost of such work shall be mutually agreed between 172 Corp. and Buyer (each with an obligation to be reasonable with respect thereto), and if the same is completed prior to Closing, the cost thereof shall be shared equally. If such work cannot be completed prior to September 9, 1996, but can be completed prior to September 23, 1996, then the Closing shall be deferred until the completion thereof. If such work cannot be completed prior to September 23, 1996, 172 Corp. shall not be required by this Agreement to undertake any work with respect thereto prior to Closing, it being recognized by Buyer that it shall have the right to terminate this Agreement by virtue of environmental matters as otherwise provided herein.

         g. Compliance with Laws. 172 Corp., and to the extent applicable, the Land Owners, shall comply in all respects with all known laws affecting the Land and/or the Restaurant or any aspect thereof (excepting only with respect to Items 5 and 8 of the Fire Notice), and in any event, 172 Corp. shall not allow any violations to interfere with the operation of the Restaurant.

         h. Liquor License. 172 Corp., and its officers, directors and Shareholders, shall comply with all reasonable requests of Buyer, and execute all applications (including the application to transfer the Liquor License) and consents, necessary or appropriate, to process Buyer's application for a transfer of the Liquor License or to obtain a new 4COP SR license, immediately upon the Effective Date; provided however, that 172 Corp. shall not be obligated to undertake any action which would jeopardize the existing Liquor License and it is recognized and agreed that the Liquor License shall not be effectively transferred until Closing.

9. CERTAIN EMPLOYMENT MATTERS. At Closing, 172 Corp. shall deliver a notice to all employees of the Property terminating their employment, effective as of the Closing Date ("172 EMPLOYEE TERMINATION NOTICE"). At Closing, Buyer shall deliver a notice to those employees of the Property that Buyer intends to rehire (which Buyer advises shall be substantially all of such employees, other than the Shareholders, defined below) commencing their employment, effective as of the Closing Date ("BUYER'S EMPLOYEE HIRING NOTICE"). It is recognized and agreed that Buyer's rehiring of employees shall be strictly subject to the following understandings, unless otherwise expressly agreed in writing by Buyer (in Buyer's sole, absolute and unbridled discretion): (i) Buyer shall not be subject to any employee practices of 172 Corp. (including without limitation, compensation packages, 401(k) programs, pension plans, benefits packages, vacations and insurance programs), (ii) Buyer's initial salary structure for those employees it elects to rehire shall not exceed the salaries set forth on the employee/salary schedule dated July 13, 1996 once delivered by 172 Corp. to Buyer and approved by Buyer ("EMPLOYEE SCHEDULE"),
(iii) the terms of such employment (including, without limitation, the duration thereof, shall be subject to such practices as Buyer may determine it Buyer's sole, absolute and unbridled discretion.

         Prior to Closing, 172 Corp. shall comply in all respects with all applicable laws, rules and regulations with respect to all employee and labor issues including, but not limited to, filing any notices and paying all accrued but unpaid periodic compensation, vacation pay, sick pay and other employee benefits due and owing to such employees.

         As to any and all employees of 172 Corp. evidenced on the Employee Schedule and/or existing as of the Effective Date and/or the Closing Date, who are re-hired by Buyer ("PROTECTED EMPLOYEES") and for a period of one (1) year after the Closing, neither Sellers, nor Shareholders, nor any of them, shall offer or accept employment of any such Protected Employee, directly or indirectly, through affiliates or otherwise [Notwithstanding the immediately preceding sentence, Buyer agrees that (A) Mark Vasturo shall be permitted to hire and/or work with Joey Di Pietro with respect to a restaurant operation in Baltimore, Maryland (provided there shall be no interference with Mark Vasturo's obligation to work for Buyer during the 60 day period following Closing as provided herein), and (B) 172 Corp. shall be permitted to hire its existing bookkeeper, Marge Zelenka, solely during "off hours" and solely for the purpose of closing out the books of 172 Corp. following the Closing]. At Buyer's election, employee Mark Vasturo ("KEY EMPLOYEE") shall agree to continue on a "full-time" basis to work for Buyer for a transition period of up to sixty (60) days after the Closing Date for a total gross compensation of $2,057.69 per week. The terms and provisions of this Section 9 shall survive the Closing.

10.      INDEMNIFICATION.

         a. Indemnification by Sellers. Each Seller will defend, indemnify and hold the Buyer, its officers, directors, agents, shareholders, representatives, employees, attorneys, accountants, affiliates, beneficiaries, subsidiaries, successors and assigns (collectively, the "BUYER INDEMNITEES") harmless from and against:

                 (i) Any and all claims, demands, liabilities, liens, costs, expenses, penalties, damages and losses (including, but not limited to, attorneys' fees and costs through all levels of proceedings) of every kind and nature incurred or accrued prior to the Closing with respect to the Property (excepting any obligations of Sellers which by the terms of this Agreement expressly are assumed by Buyer), whether arising from acts or omissions of such Seller, its agents or employees or otherwise including, but not limited to, all liabilities and obligations for which such Seller would have been, or will be, liable had such Seller not transferred the Property to Buyer pursuant to this Agreement (which shall include, but not be limited to, all liabilities, obligations, claims (including, without limitation, statutory and contractual claims), damages and expenses resulting from or in any way related to any Seller's acts or omissions with respect to the operation of the Restaurant;

                 (ii) Any and all liabilities and obligations arising from any breach of the warranties, representations, covenants and agreements of such Seller or its agents contained in this Agreement or in any agreements between such Seller and any third parties relating to the Property;

                 (iii) Any and all liabilities and obligations arising before or after the Closing Date as a result of such Seller's failure to pay all taxes, assessments, fees and other government charges levied upon such Seller's assets and income or otherwise relating or attributable to the Property or the operations conducted thereon.

         b. Indemnification by Buyer. Buyer will defend, indemnify and hold the Sellers, their respective officers, directors, agents, shareholders, representatives, employees, attorneys, accountants, affiliates, beneficiaries, subsidiaries, successors and assigns (collectively, the "SELLER INDEMNITEES") harmless from and against:

                 (i) Any and all claims, demands, liabilities, liens, costs, expenses, penalties, damages and losses (including, but not limited to, attorneys' fees and costs through all levels of proceedings) of every kind and nature incurred or accrued subsequent to the Closing with respect to Buyer's ownership or operation of the Property, whether arising from acts or omissions of Buyer, its agents or employees or otherwise, other than infringement actions arising after the Closing which relate to Sellers' or Buyer's use of the Tradenames); and

                 (ii) Any and all liabilities and obligations arising from any breach of the warranties, representations, covenants and agreements of Buyer or its agents contained this Agreement.

         c. Survival of Provisions. The indemnifications and other agreements by Sellers and Buyer set forth in this Section 10 shall survive the Closing for a period of two (2) years.

11.      CONDITIONS TO CLOSING.

         a. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be, at the option of Buyer, subject to the fulfillment, at or prior to the Closing Date (or such earlier date if so specified below), of the following additional conditions:

                 (i) Representations and Warranties True. The representations and warranties of Sellers contained in this Agreement or in any other document of Sellers delivered pursuant hereto shall be true and correct in all material respects on the Closing Date.

                 (ii) Sellers' Performance. Each of the material obligations of Sellers to be performed by any of them on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all respects on or before the Closing Date.

                 (iii) Personal Property Liens. There are no filings against any Seller in the office of the Secretary of the State of Florida under the Commercial Code which would be a lien on any of the FF&E or other Personal Property.

                 (iv) Authority. All actions required to be taken by, or on the part of, Sellers to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by each Sellers and/or the shareholders, officers and directors of any Seller, as applicable.

                 (v)      Approvals, Use & Licenses.

                          (A) Approvals. The Land shall be zoned and otherwise
permitted so as to allow each and every use now being made on the Land and to allow the development, use and operation of the Restaurant as currently conducted and as a full service and/or fast food restaurant (including full liquor service, a bakery and food market), all on a twenty-four hour basis (subject to general limitations on hours of operation as are generally prohibited pursuant to the Liquor License or applicable liquor based law).

                          (B) Use.  All of the Licenses and Permits for
operation of the Restaurant (including the Liquor License (with respect either to an assignment of the existing Liquor License or Buyer's obtaining of a new such liquor license) and licenses and permits for the Restaurant, bakery and market) shall be in full force and effect and free of violation. Buyer shall have received all consents, approvals, licenses and permits or transfers thereof if Buyer so elects, necessary for the continued operation of the Restaurant and the Property. 172 Corp. shall not be in violation of the conditions of its Liquor License or any laws or regulations applicable thereto.

                 (vii) No Adverse Changes. Between the Effective Date and the Closing Date, there shall not have occurred any material change, disappearance, or loss of any of the Property, nor shall there have occurred any other event or condition which has had or which reasonably may be expected to have a material and adverse effect on the Property or the financial condition of the Restaurant.

                 (viii) Environmental. The Environmental Inspection shall evidence that there are no environmental concerns or environmental matters affecting the Property and that there are no asbestos or other hazardous materials in, on, under or about the Land and Restaurant.

                 (ix) Completion of Audit. The Auditors shall have completed the Audit of the Restaurant in form and substance satisfactory to Buyer. The condition described in this subpart (ix) shall lapse upon the expiration of the Due Diligence Period.

         Buyer shall not be permitted to terminate this Agreement subsequent to the expiration of the Due Diligence Period, by virtue of a failed condition described in this Section 11, if the fact giving rise to such failed condition was discovered by Buyer prior to the expiration of the Due Diligence Period, or reasonably discoverable by Buyer prior to the expiration of the Due Diligence Period.

         b. Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby shall be, at the option of Sellers, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

                 (i) Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement or in any document delivered pursuant hereto shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date.

                 (ii) Performance of Covenants. Each of the obligations of Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date.

                 (iii) Authority. All actions required to be taken by, or on the part of, Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the officers of Buyer.

         c. Failure of Conditions. In the event any of the foregoing conditions to either party's obligation to close the transactions contemplated hereunder are not satisfied by the dates set forth herein with respect thereto, the party in whose favor such condition was set forth shall have, in addition to any other right set forth in this Agreement, the right to waive such condition in which case the parties shall proceed to the Closing or terminate this Agreement by written notice to the other party and Escrow Holder in which case this Agreement shall be deemed terminated as of the effective date of such notice and Escrow Holder shall return all Deposits and documents in its possession to the party who had deposited such items with Escrow Holder.

12. PRORATIONS AND ADJUSTMENTS. It is intended that Buyer is acquiring all of 172 Corp.'s right, title and interest in and to the Property as of the Closing Date free and clear of all obligations, liabilities, claims, debts, taxes (except for 1996 real estate taxes), liens and encumbrances. Accordingly, there shall be no prorations between the parties except as follows:

         a. Utilities. Utility meters will be read, to the extent that the utility company will do so, during the daylight hours on the Closing Date, with charges to that time paid by 172 Corp. and charges thereafter paid by Buyer. All utility deposits made by 172 Corp. shall be returned to 172 Corp.

         b. Taxes. Real estate and personal property taxes with respect to the Property to be conveyed to Buyer pursuant hereto shall be prorated through the date prior to the Closing Date; provided however, such taxes shall be adjusted between the parties hereto from time to time after the Closing Date when such amounts become fixed, if the amounts calculated on the Closing Date with respect thereto differ from such fixed amounts. Certified, confirmed and ratified governmental liens as of the Closing Date shall be paid by 172 Corp. Pending liens as of the Closing Date shall be assumed by Buyer, provided, however, that where the improvement has been substantially completed as of the Closing Date, such pending lien shall be considered as certified, confirmed or ratified, and 172 Corp. shall, at Closing, be charged an amount equal to the last estimate by the public body, of the assessment for the improvement.

                 With respect to real and personal property taxes for the calendar year 1995, 172 Corp. has advised Buyer that the same have been fully paid and that 172 Corp. has appealed the 1995 real property taxes, and that such appeal remains pending as of this date. Any and all costs of such appeal shall solely be the responsibility of 172 Corp. In the event that any refund becomes due with respect to the 1995 real property taxes, such refund shall belong solely to 172 Corp. Moreover, 172 Corp. reserves the right, at their expense, to appeal the 1996 real property tax assessment. If such appeal remains pending subsequent to Closing, then Buyer shall pay the 1996 real property taxes (it being recognized that Buyer shall receive a credit against the Purchase Price for the period between January 1, 1996 and the date prior to the Closing Date) prior to delinquency. Any refund obtained by 172 Corp. with respect thereto, after payment of any reasonable costs in obtaining such refund, shall be shared between 172 Corp. and Buyer in the same proportion as the proration of taxes as aforesaid.

         c. Inventory. Prior to the date which is one (1) week before the expiration date of the Due Diligence Period (at a mutually convenient time), Buyer and 172 Corp. shall mutually prepare an inventory of the FF&E and Miscellaneous Personalty (the "FIRST INVENTORY"). On the date prior to the Closing Date, Buyer and 172 Corp. shall perform a new inventory thereof (the "SECOND INVENTORY").

To the extent any of the items of the FF&E and/or Miscellaneous Personalty specified in the First Inventory are not set forth in the Second Inventory (and such disappearance is not due to any act of omission of Buyer or any of its affiliates or agents), the Purchase Price shall be adjusted to reflect such reduction. For purposes of calculating such adjustments, the parties shall assign values to the FF&E and Miscellaneous Personalty equal to the actual cost (less depreciation) of such items, or if such actual cost/depreciation data is not available, then the value shall be based on the parties good faith estimate of the current fair market value of the particular item(s) of the FF&E and/or Miscellaneous Personalty. Buyer recognizes that there may be reasonable and customary amounts of shrinkage relating to certain Supplies (e.g. china, glassware, paper goods), and that such reasonable and customary amounts of shrinkage shall not affect the Purchase Price.

         Notwithstanding anything to the contrary contained herein or otherwise, Buyer shall have no liability for and shall not be deemed to have assumed any of Sellers' unpaid expenses or accounts payable or other obligations or liabilities under any Executory Contracts or otherwise with respect to the operation of the Restaurant at any time prior to the Closing.

         d. Holdback. At Closing, a portion of the Restaurant Price in the amount of $75,000 ("HOLDBACK PROCEEDS") shall be withheld by the Sellers' Representative, and retained, in escrow, by Therrel Baisden & Meyer Weiss, for a period up to three (3) months. In the event subsequent to Closing, there shall be discovered any Seller's obligations or sums due for sales or other taxes or for utilities consumed prior to the Closing Date ("POST CLOSING ADJUSTMENTS"), Sellers' Representative shall use the Holdback Proceeds to pay and satisfy the same. Sellers' Representative may disburse any remaining Holdback Proceeds to 172 Corp. the sooner of the date (i) which is three (3) months after the Closing Date, unless there shall then be due any sums for the Post Closing Adjustments, or (ii) on which 172 Corp. has satisfied all of the obligations for which the Holdback Proceeds have been established. The parties acknowledge that the establishment of the holdback amount in the amount of $75,000 shall not serve to limit the Sellers' liability as otherwise provided in this Agreement.

13.      COSTS AND EXPENSES.  The closing costs shall be allocated as follows:

         a. Land Owners shall pay the following costs and expenses in connection with the Closing: State documentary stamps which are required to be affixed to the instrument of conveyance; local option surtaxes, if any; sales taxes, if any; the cost of recording any corrective instruments; and the cost of the Pro Forma Commitment.

         b. Buyer shall pay the following costs and expenses in connection with the Closing: the cost of recording the Deed; the cost of the Survey; title insurance premiums relating to the Title Commitment; and the cost of all inspections.

         c. Buyer and Sellers shall each bear their own attorneys' fees and other professionals' fees and costs.

14. RISK OF LOSS. Until and including the Closing, all risk of loss or damage to the Property shall be borne by Sellers. If any portion of the Property whatsoever is destroyed or damaged by fire, flood, earthquake, vandalism or any other cause prior to the Closing, Sellers shall promptly give notice to Buyer of such damage or destruction and the amount of insurance, if any, covering said Property. If such damage or loss shall involve damage in excess of $100,000, then Buyer shall have the option, which shall be exercised by written notice to Sellers within ten (10) days after receipt of Sellers' notice, of (a) accepting the Property in its damaged condition, in which event any and all insurance proceeds payable to Sellers shall be assigned to Buyer (and Buyer shall be entitled to a credit against the Purchase Price for any deductible up to $100,000), and the Purchase Price shall not be diminished thereby, or (b) terminating this Agreement, whereupon Escrow Holder shall immediately return the Deposits to Buyer. If such damage or loss shall involve damage less than $100,000, Buyer shall not have a right to terminate this Agreement, and Sellers shall cause the insurance company to pay, for the amount of such damage (or Buyer shall be entitled to a credit therefor against the Purchase Price up to $100,000).

15. CONDEMNATION. If all or any material portion of the Land is taken by, or made subject to, condemnation, eminent domain or other governmental acquisition proceedings (including notice that the same may thereafter by subject to such proceedings), or in the event of any change in the zoning designation of the Land to the effect that the Restaurant could not be operated in substantially the same manner as it is currently being operated (in any such case, a "TAKING"), then Buyer, at its sole option, may elect either: (a) to agree to close and deduct from the Purchase Price an amount equal to any sum paid to Sellers for such Taking, in which event Sellers shall assign, transfer and set over to Buyer all of their respective right, title and interest in and to any awards which may in the future be made on account of such Taking; or (b) to terminate this Agreement by written notice to Sellers' Representative given within ten (10) days after receipt of notice of such Taking, whereupon Escrow Holder shall immediately return the Deposits to Buyer.

16. CLOSING AND POSSESSION. Simultaneously with the Closing, Sellers shall deliver possession and enjoyment of all of the Property to Buyer and Buyer shall thereupon have the immediate right to possess, develop, use, sell, encumber and/or transfer the Property, and all and any part thereof for its own account to the total exclusion of Sellers.

17.      COVENANT NOT TO COMPETE.  NON-SOLICITATION.

         a. Definitions. For the purposes of this Section 17, the following terms shall have the meanings ascribed to them below:

                 (i) "COVENANT TERM" shall mean a period beginning on the case hereof and ending two (2) years from the date hereof.

                 (ii) "COVENANT TERRITORY" shall mean Dade County, Broward County and Palm Beach County, Florida.

         b. Non-Compete. During the Covenant Term, the Sellers covenant and agree that neither they nor any of the shareholders comprising 172 Corp. as of the Effective Date as set forth on Exhibit E attached hereto and made a part hereof ("SHAREHOLDERS") nor Steven Stamler ("STAMLER") nor Mark Vasturo ("VASTURO") [the Sellers, Shareholders, Stamler and Vasturo may be referenced herein as the "COVENANTING PARTIES"] (i) shall own, operate, manage or consult to any Jewish style delicatessen restaurant or Jewish style delicatessen restaurant chain or to any bagel restaurant or bagel restaurant chain located in the Covenant Territory. [Notwithstanding the immediately preceding sentence, Buyer agrees that (A) Mark Vasturo shall be permitted to hire and/or work with Joey Di Pietro with respect to a restaurant operation in Baltimore, Maryland (provided there shall be no interference with Mark Vasturo's obligation to work for Buyer during the 60 day period following Closing as provided herein), and
(B) 172 Corp. shall be permitted to hire its existing bookkeeper, Marge Zelenka, solely during "off hours" and solely for the purpose of closing out the books of 172 Corp. following the Closing]. For and in consideration of these covenants by Stamler and Vasturo, Buyer agrees to pay to Stamler and Vasturo the following sums during the Covenant Term, provided that they are not in default or violation of any of the terms of Sections 9 or 17 of this Agreement: (i) as to Stamler: the sum of $124,000, and (ii) as to Vasturo: the sum of $60,000, payable in one (1) lump sum at Closing as Sellers' Representative shall direct. The Covenanting Parties have expressed their consent to this Section 17 by signing where designated below. The Shareholders acknowledge that they are receiving a direct benefit by this Agreement, including without limitation, the monies received by 172 Corp. arising out of the sale. Buyer agrees that no Covenanting Party shall have any liability under this Section 17 for the violation of this Section 17 by another Covenanting Party.

         c. Non-Solicitation. Each of the Sellers and the Shareholders agrees that for the one (1) year period following the Closing, none of them will, directly or indirectly, induce or encourage any employee to terminate his or her relationship with Buyer or the Restaurant. In addition, each of the Sellers and the Shareholders agree that, during the said one (1) year period, they will not, directly or indirectly, employ or attempt to employ any employees of the Restaurant as of July 15, 1996, the Effective Date and/or the Closing Date.

         d. Limitations on Scope. In the event that the provisions of this covenant should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, then such provisions shall be and are hereby reformed to the maximum scope, time or geographic limitations permitted by such applicable law. Sellers hereby agree that this covenant is a material and substantial part of this Agreement and that (i) the geographic limitations are reasonable; (ii) the term of the covenant is reasonable; and
(iii) the covenants are not made for the purpose of eliminating competition per se and are reasonably related to a protectable business interest of Buyer, to wit: protection of the Buyer's goodwill.

         If any provision of this Section 17, as applied to any party or to any circumstances, shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. If any provision of this Section 17, or any part thereof, is held to be unenforceable, the provisions of this Section 17 shall be modified so that the restrictions imposed hereby are no greater than would otherwise be permissible under applicable law.

         e.      Separate Covenants.   Sellers and Buyer intend that the
covenants contained in this Section 17 be construed as a series of separate covenants (with identical terms except geographic coverage) for each city, county, state or province, as the case may be, specified herein. The parties hereby confer jurisdiction to enforce such covenants upon the courts of any state of the United States and any other governmental jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such states or jurisdictions shall hold such covenants unenforceable such determination shall not bar or in any way affect Buyer's right to the relief provided hereunder in the courts of any other state or jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or jurisdictions.

         f. Prohibition Against Use of the Name "Wolfie Cohen". Sellers further agree not to operate any restaurant in any location in the United States at any time under the name "Wolfie Cohen" or any derivation thereof, it being recognized that although such Tradename is excluded from the Property to be conveyed to Buyer, the use thereof by Sellers may cause confusion with respect to Buyer's use of the name "Wolfie Cohen's Rascal House".

         Notwithstanding the foregoing, in the event the name "Wolfie Cohen's Rascal House" is not in use by Buyer or Buyer's successors or assigns for a continuous period of one (1) year (excluding temporary cessations for remodeling, force majeure, sale and other cessations outside of the control of Buyer or Buyer's successors or assigns), then Lewis Zachary Cohen shall not be prohibited by this instrument from utilizing the name "Wolfie Cohen" in connection with a restaurant subject to the following provisions: Lewis shall be prohibited from using the name "Wolfie Cohen" for (i) the two (2) year period following the Closing, and (ii) any Jewish delicatessen or bagel restaurant.

18.      TERMINATION; REMEDIES.

         a. Buyer's Remedies Generally. IN THE EVENT THE CLOSING FAILS TO OCCUR BECAUSE OF EITHER A FAILURE OF SATISFACTION OF ANY OF THE CONDITIONS IN FAVOR OF BUYER SET FORTH IN THIS AGREEMENT, OR ANY SELLER'S FAILURE TO PERFORM ANY OF SELLERS' OBLIGATIONS UNDER THIS AGREEMENT, THEN BUYER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT UPON WRITTEN NOTICE TO SELLERS. UPON SUCH TERMINATION, SELLERS SHALL IMMEDIATELY RETURN, OR CAUSE THE ESCROW HOLDER TO RETURN TO BUYER ANY AND ALL DOCUMENTS AND FUNDS THERETOFORE DEPOSITED OR PAID BY BUYER. ALTERNATIVELY, NOTWITHSTANDING SUCH FAILURE OF CONDITION AND/OR SELLERS' BREACH, BUYER MAY ELECT TO PROCEED WITH THE PURCHASE OF THE PROPERTY, RESERVING THE RIGHT TO COLLECT DAMAGES FROM SELLERS FOR ANY SUCH BREACH. WHETHER OR NOT BUYER ELECTS TO TERMINATE THIS AGREEMENT OR TO PROCEED WITH THE PURCHASE OF THE PROPERTY AS HEREINABOVE PROVIDED FOR, BUYER SHALL RETAIN THE RIGHT TO EXERCISE ANY AND ALL REMEDIES WHICH BUYER MAY HAVE AGAINST SELLERS, WHETHER AT LAW, IN EQUITY OR PURSUANT TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE RIGHT TO COMPEL SPECIFIC PERFORMANCE BY SELLERS. NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION 18a, BUYER ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF A DEFAULT BY ONE OR MORE OF THE LAND OWNERS, BUYER'S RIGHT TO DAMAGES AGAINST THE LAND OWNERS SHALL BE AGAINST ONLY THE DEFAULTING LAND OWNERS, AND BUYER SHALL NOT HAVE A RIGHT TO DAMAGES AGAINST A NON-DEFAULTING LAND OWNER. MOREOVER, IF ANY DEFAULT BY 172 CORP. OR ANY OF THE LAND OWNERS IS NOT A WILLFUL DEFAULT OR DEFAULT THROUGH GROSS NEGLECT (AND THE BURDEN OF PROOF WITH RESPECT THERETO SHALL LIE WITH SELLERS), THEN BUYER'S RIGHT TO DAMAGES AS CONTEMPLATED HEREIN SHALL BE LIMITED (WITHOUT LIMITING BUYER'S RIGHT TO SPECIFIC PERFORMANCE OR OTHER EQUITABLE RELIEF (i.e. not for monetary damages) AND WITHOUT LIMITING BUYER'S RIGHT TO RECOVER THE DEPOSITS) TO RECOVERY OF ITS THIRD PARTY COSTS, INCLUDING ATTORNEYS' FEES.

         b. Sellers' Remedies. IF BUYER SHOULD DEFAULT UNDER THIS AGREEMENT AND (i) NO SELLER SHALL BE IN DEFAULT, AND (ii) THERE SHALL HAVE BEEN NO FAILURE OF CONDITION OR OTHER PROVISION IN THIS AGREEMENT ALLOWING BUYER THE RIGHT OF TERMINATION OR BUYER THE RIGHT TO DELAY IN PERFORMING HEREUNDER, THEN SELLERS, AS THEIR SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT BY NOTIFYING BUYER THEREOF AND RECEIVE OR RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES AGREE THAT SELLERS WILL SUFFER DAMAGES IN THE EVENT OF BUYER'S BREACH OF ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE

THAT THE AMOUNT OF THE DEPOSITS IS A REASONABLE ESTIMATE OF SELLERS' LOSSES IN THE EVENT OF BUYER'S TERMINATION OF THIS AGREEMENT WITHOUT CAUSE. THUS, SELLERS SHALL ACCEPT AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLERS' SOLE AND EXCLUSIVE REMEDY.

19. CONFIDENTIALITY. The terms and provisions of this Agreement shall be kept in complete confidence by Sellers, their affiliates, and each of their respective directors, officers, employees and agents, and dissemination of the terms and conditions of this Agreement and related information shall only be made to those persons as absolutely necessary. Sellers acknowledge that they are aware that Buyer is a public company with listed securities and improper disclosure of the contents of this Agreement or related information could have an adverse effect on Buyer and its securities holders. In the event of a breach of this confidence, the Agreement may be immediately terminated in the sole discretion of Buyer. Buyer shall also be required to keep the terms and conditions of this Agreement and related information in confidence, except for disclosures relating to securities laws and Buyer's due diligence efforts.

20. STANDSTILL. No Seller, nor any of their respective constituents, officers, directors, affiliates, representatives or agents, will directly or indirectly negotiate, cooperate in any manner with any other party, or agree to a sale of any or all of the Property, or the stock of 172 Corp. or any other transaction which would result in a change in control of 172 Corp. or the Restaurant, or act in a manner which could have the effect, directly or indirectly, of frustrating the completion of the transactions contemplated by this Agreement, so long as Buyer is proceeding in good faith toward the consummation of the transactions contemplated herein (provided, however, that transfers among the existing shareholders of 172 Corp. or by existing shareholders of 172 Corp.'s to trusts established by them and for the benefit of them or their family for reasons of estate or financial planning shall not be prohibited by this Section).

21. ESCROW. Escrow Holder is authorized and agrees by acceptance hereof to promptly deposit and to hold the Deposits received by it in escrow and to disburse same subject to clearance thereof in accordance with the terms and conditions of this Agreement. Failure of the clearance of funds shall not excuse performance by the depositor. In the event of doubt as to its duties or liabilities under the provisions of this Agreement, Escrow Holder may, in its sole discretion, continue to hold the monies which are the subject of this escrow until a judgment of a court of competent jurisdiction shall determine the rights of the parties thereto, or it may deposit all of the monies then held pursuant to this Agreement with the Clerk of the Circuit Court of Dade County, Florida, and upon notifying all parties concerned of such action, all liability on the part of Escrow Holder shall fully terminate, except to the extent of accounting for any monies theretofore delivered out of escrow. In the event of any suit wherein Escrow Holder is made a party by virtue of acting as such Escrow Holder hereunder, or in the event of any suit wherein Escrow Holder interpleads the subject matter of this escrow, Escrow Holder shall be entitled to recover reasonable attorneys' fees and costs incurred through all levels of proceedings, said fees and costs to be charged and assessed as court costs in favor of the prevailing party. All parties agree that Escrow Holder shall not be liable to any party or person whomsoever from misdelivery to Buyer or Sellers of monies subject to this escrow, unless such misdelivery shall be due to willful breach of this Agreement, or gross negligence on the part of Escrow Holder. Sellers acknowledge that Escrow Holder has acted and is also acting herein as counsel to the Buyer and Sellers have no objection thereto, with respect to this Agreement, any dispute arising herefrom or any other matter.

22. RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in building in Florida.

Additional information regarding radon and radon testing may be obtained from your county public health unit.

23.      1031 EXCHANGE.

         a. Exchange Provisions. Certain of the Land Owners may be desirous of achieving like-kind exchange treatment under Section 1031 of the IRC. Buyer is willing to cooperate with such Land Owners to achieve such tax treatment so long as Buyer shall not possibly incur any cost or liability whatsoever beyond what is otherwise provided in this Agreement or affect the Closing Date. Accordingly, upon the Closing, the parties hereto agree that, if so directed by Sellers' Representative, all proceeds due the Land Owners (the ("EXCHANGE PROCEEDS") shall be delivered to an escrow agent designated by Sellers' Representative (the "EXCHANGE AGENT"), to be held by the Exchange Agent in accordance with the terms hereof. In such event, Buyer shall be relieved of any and all obligation with respect to the Exchange Proceeds. Notwithstanding anything contained herein to the contrary, (a) Buyer shall not be required to contract for or take title to the Exchange Property, (b) the Land Owners shall fund any and all deposits relating to the Exchange Property from funds other than the Deposits under this Agreement, (c) the Land Owners (jointly and severally) shall and hereby do agree to protect, defend, indemnify and hold Buyer and Escrow Agent harmless from and against any and all claim, demand, cost (including attorneys' fees and costs incurred through all levels of proceedings), liability, obligation and responsibility whatsoever arising out of, related to or in connection with this provision, (d) Sellers' obligations under this Agreement are not contingent upon, and shall not be delayed or otherwise affected by any Sellers' desired tax treatment, and (e) neither Buyer nor Escrow Agent shall incur any cost or liability whatsoever beyond what is provided in this Agreement.

24.      MISCELLANEOUS.

         a. Notices. Unless applicable law requires a different method of giving notice, any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing. Assuming that the contents of a notice meet the requirements of the specific section of this Agreement which mandates the giving of that notice, a notice shall be validly given or made to another party if served either personally or if sent by certified mail, return receipt requested, postage prepaid, or if transmitted by telegraph, telecopy or other electronic written transmission device or if sent by overnight courier service, and if addressed to the applicable party as set forth below. If such notice, demand or other communication is served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, service shall be conclusively deemed given upon the earlier of receipt or refusal. If such notice, demand or other communication is given by overnight courier, or electronic transmission, service shall be conclusively made at the time of confirmation of delivery. If such notice, demand or other communication is given by more than one method, the same shall be deemed delivered upon the earliest delivery of any such method. The addresses for Sellers and Buyer are as follows:

         If to Buyer:             Jerry's Famous Deli, Inc.
                                  12711 Ventura Boulevard, Suite 400
                                  Studio City, California  91604
                                  Attention:  Isaac Starkman
                                  Telecopier:  (818) 766-8315

         With a copy
         to:                      Katz, Barron, Squitero, Faust & Berman, P.A.
                                  2699 South Bayshore Drive, 7th Floor
                                  Miami, Florida  33l33
                                  Attention:  Howard L. Friedberg, Esq.
                                  Telephone (305) 856-2444
                                  Telecopier (305) 285-9227

         If to Sellers:           172 Corp.
                                  17190 Collins Avenue
                                  North Miami Beach, Florida 33160
                                  Attention: Lewis Z. Cohen
                                  Telephone (305) 947-4581
                                  Telecopier (305) 945-8126

         With a copy
         to:                      Therrel Baisden & Meyer Weiss
                                  Suite 500 - Sun Bank Building
                                  1111 Lincoln Road
                                  Miami Beach, Florida  33144
                                  Attention:  Leo Rose, Jr. Esq.
                                  Telephone (305) 672-1921
                                  Telecopier (305) 674-0807

Any party hereto may change his or its address for the purpose of receiving notices, demands and other communications as herein provided, by a written notice given in the aforesaid manner to the other parties hereto. Notices to Sellers are not required to be sent to any individual party comprising the Sellers.

         b. Assignability and Parties in Interest. This Agreement shall not be assignable by Sellers. This Agreement shall not be assignable by Buyer without the express written consent of Sellers' Representative; provided, however, Buyer may assign this Agreement, without consent of Sellers and Sellers' Representative, to any entity managed by, wholly or partially owned by, or otherwise affiliated with, directly or indirectly, Buyer or the principals of Buyer. Subject to the foregoing restrictions, this Agreement shall inure to the benefit of and be binding upon Buyer and Sellers and their respective heirs, personal representatives, successors and assigns.

         c. Governing Law/Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida, and venue shall lie only in Dade County, Florida.

         d. Attorneys' Fees: Should either Sellers or Buyer employ an attorney or attorneys to enforce any of the provisions hereof, or to protect its interest in any matter arising under this Agreement, or to recover damages for the breach of this Agreement (if permitted hereunder), the party prevailing shall be entitled to payment by the other party of all reasonable costs, charges and expenses, including attorneys' fees through all levels of proceedings, expended or incurred in connection therewith by the prevailing party.

         e. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same instrument.

         f. Indemnification for Brokerage. Buyer and Sellers each represent and warrant to the other that no broker or finder has acted on its respective behalf in connection with this Agreement or the transactions contemplated hereby. Each party hereto agrees to indemnify and hold and save harmless the other party from any other claim or demand for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such party.

         g. Further Assurances. From time to time after the Closing, Sellers will execute and deliver to Buyer such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by counsel for Buyer in order to vest in Buyer all right, title and interest of Sellers in and to the Property and otherwise in order to carry out the purpose and intent of this Agreement.

         h. Complete Agreement. This Agreement, the Exhibits hereto, and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

         i. Modification/Waiver. No supplement, modification or amendment of this Agreement, or of any covenant, condition or limitation herein contained, shall be valid unless made in writing and executed by Buyer and Sellers' Representative, it being acknowledged and agreed by each of the Land Owners that any such modification or any waiver hereafter executed or given by Sellers' Representative shall be enforceable against and binding upon each of the Land Owners. No waiver of any covenant, condition, or limitation herein contained shall be valid unless made in writing and executed by the party making the waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         j. Severability. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

         k.      Time is of the Essence. Time is of the essence.

         l. Miscellaneous. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Sellers and Purchaser have contributed substantially and materially to the preparation of this Agreement. Unless this Agreement expressly or necessarily requires otherwise any time period measured in days means consecutive calendar days, except that the expiration of any time period measured in days that expires on a Saturday, Sunday or legal holiday automatically will be extended to the next business day.

         m. Agency. Sellers hereby appoint Sellers' Representative as their true and lawful agent and attorney-in-fact for the purposes of dealing with Buyer and executing any and all consents and approvals and delivering and receiving any and all notices contemplated in this Agreement. Notwithstanding the foregoing, Sellers shall be required to executed the Warranty Deed and other Closing documents.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.


                                        "Buyer"

                                        JERRY'S FAMOUS DELI, INC., a California
                                        corporation

                                        /s/ ISAAC STARKMAN
                                        ----------------------------------
                                        Isaac Starkman, its President

                                        "Sellers"

                                        ONE HUNDRED SEVENTY-SECOND COLLINS
                                        CORPORATION, a Florida corporation



                                        /s/ NORMAN J. STAMLER
                                        ----------------------------------
                                        Norman J. Stamler, its President


                                        /s/ L. JULES ARKIN
                                        ----------------------------------
                                        L. Jules Arkin, as Trustee of the L.
                                        Jules Arkin Living Trust


                                        /s/ ROSALIE ARKIN
                                        ----------------------------------
                                        Rosalie Arkin, as Trustee of the
                                        Norman Arkin Living Trust


                                        /s/ STANLEY ARKIN
                                        ----------------------------------
                                        Stanley H. Arkin, as Trustee of the
                                        Norman Arkin Living Trust



                                        /s/ STANLEY ARKIN
                                        ----------------------------------
                                        Stanley H. Arkin

                                        /s/ LEWIS ZACHARY COHEN
                                        -----------------------------
                                        Lewis Zachary Cohen


                                        /s/ BARBARA R. RODRIGUEZ
                                        -----------------------------
                                        Barbara R. Rodriguez, Trustee
                                        Rodriguez Family Trust


                                        /s/ ROBIN SHERWOOD
                                        -----------------------------
                                        Robin Sherwood f/k/a Robyn Sherwood


                                        /s/ SUSAN SPATZER
                                        -----------------------------
                                        Susan Spatzer


                                        /s/ STEVEN STAMLER
                                        -----------------------------
                                        Steven Stamler


         The undersigned, as agent for the Escrow Holder, hereby accepts the duties of Escrow Holder as more particularly described in this Agreement, subject to and in accordance with all of the terms and conditions thereof.

                                        KATZ, BARRON, SQUITERO, FAUST
                                        & BERMAN, P.A.


                                        By: /s/ HOWARD L. FRIEDBERG
                                           ----------------------------
                                           Howard L. Friedberg